Exhibit 99.1

SINTX Technologies Acquires SiNAPTIC Surgical Assets and IP to Expand into $1.3B Foot and Ankle Fusion Market

Strategic Acquisition Brings Patented Implant Designs, Seasoned Executive Team, and Near-Term Commercial Opportunities

SALT LAKE CITY, Utah – June 24, 2025 – SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”), an advanced ceramics company focused on medical device innovation, today announced that it has executed a Definitive Agreement to acquire the surgical business assets of SiNAPTIC Holdings, LLC, a privately held company focused on silicon nitride ceramic manufacturing and innovation. This transaction is a significant milestone in SINTX’s strategy to acquire a potential competitor and drive commercial revenue growth and expand its product portfolio in the foot and ankle fusion market.

Under the terms of the agreement, SINTX has acquired all intellectual property, product designs, and development assets related to six (6) differentiated foot and ankle implant systems. These designs are backed by clinical development and mechanical testing and a 510(k) pre-submission that is expected to accelerate near-term commercial launch activities. The global ankle fusion market, currently valued at approximately $750.5 million, is expected to grow to $1.38 billion by 2032, representing a CAGR of 9.1%, according to industry research.

“This acquisition is transformative for SINTX by adding a family of FDA-reviewed implants, portfolio of new technologies, and capital, accelerating our shift from R&D to revenue generation and commercial scale,” said Eric Olson, CEO of SINTX Technologies. “Additionally, the SiNAPTIC team brings deep expertise in product development, regulatory strategy, and commercialization to support our existing commercial product portfolio—key elements in driving increased value for our shareholders.”

As part of the transaction, key members of the SiNAPTIC Surgical executive team and board of directors will join SINTX in the following roles:

●	Chairman of SINTX Clinical Advisory Board, Bryan Scheer, M.D.
●	Managing Director of Business Development, Hugh Roberts
●	Chief Commercial Officer, Lisa Marie Del Re, MPE, ATC, NASM-PES
●	Senior Vice President of Regulatory and Quality Affairs, Brian Hockett
●	Senior Design Engineer, Basil Tharu, M.S.

In consideration for the acquired assets, SINTX issued $750,000 in common shares , priced at $3.465 per share which represents a 10% premium to the closing price of the Company’s common stock on Friday, June 20, 2025, along with 325,000 performance-based common stock purchase warrants. The common shares are subject to a six-month lock-up agreement and the Company has committed to file a resale registration statement with the Securities and Exchange Commission registering the resale of the common shares and the common shares issuable on exercise of the common stock purchase warrants. These warrants are exercisable over five years at a strike price of $6.30, and vest upon achieving specific regulatory and commercial milestones, including FDA clearance and revenue targets.

SINTX will manufacture all devices under its FDA-registered and ISO-certified quality system and leverage existing FDA clearances and Master Files to streamline regulatory approvals.

In addition, Dr. Bryan Scheer, Chairman and CEO of SiNAPTIC, will lead a newly formed Clinical Advisory Board to guide ongoing product development and surgeon engagement.

“This acquisition reflects our shared belief in the transformative potential of silicon nitride ceramic-enhanced implants and the strength of our combined teams,” said Dr. Scheer. “Together, we can accelerate the development of disruptive products and deliver meaningful clinical value.”

For more information, visit www.sintx.com.

About SINTX Technologies, Inc.

Located in Salt Lake City, Utah, SINTX Technologies is an advanced ceramics company that develops and commercializes materials, components, and technologies for medical and agribiotech applications. SINTX is a global leader in the research, development, and manufacturing of silicon nitride, and its products have been implanted in humans since 2008. Over the past several years, SINTX has utilized strategic acquisitions and alliances to enter new markets. For more information on SINTX Technologies or its materials platform, visit www.sintx.com.

About SiNAPTIC

From industry to medical, SiNAPTIC is dedicated to the development and on-demand manufacturing of additive manufactured technical ceramics to improve lives and inspire the world to see in new ways. With a focus on innovation and quality, we offer a wide range of ceramic materials, allowing us to accelerate various applications across multiple industries such as aerospace & defense, medical, semiconductors, transportation, electronics, industrial manufacturing, and more. SiNAPTIC is based outside of Denver, Colorado. We transform ideas into real possibilities with our additive manufacturing platforms. Contact us to learn more about our services and how our technologies are driving the industry forward. For additional information, please visit www.sinaptic.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) that are subject to a number of risks and uncertainties. Forward-looking statements can be identified by words such as: “anticipate,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Forward looking statements include our belief that the acquisition will successfully shift our focus from R&D to revenue generation and commercial scale and result in increased value for our shareholders and accelerate the development of disruptive products and deliver meaningful clinical value. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, difficulty in commercializing ceramic technologies and development of new product opportunities. A discussion of other risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the SEC on March 19, 2025, and in SINTX’s other filings with the SEC. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report, except as required by law.

Business and Media Inquiries for SINTX:

SINTX Technologies, Inc.

801.839.3502

IR@sintx.com